Exhibit 99.2

RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, M.D., President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jason Plagman, Jefferies & Company

Mitra Ramgopal, Sidoti & Company, LLC

Daniel D'Elena, Prudential Financial

P R E S E N T A T I O N

Operator:

Good day, everyone, and welcome to the RadNet, Inc. Second Quarter 2017 Financial Results Conference Call. Today’s conference is being recorded.

At this time, I would like to turn conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, Sir.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s second quarter 2017 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2016, and RadNet's quarterly report on Form 10-Q to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrences of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Dr. Howard G. Berger, M.D.:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our second quarter 2017 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am very pleased by the continuing consistent improvement in our metrics and financial performance. Our revenue increased 5.2% and our Adjusted EBITDA increased 5.5% over last year's second quarter. Procedural volumes increased 1.9% on an aggregate basis, adjusting for our sale of our Rhode Island centers at the end of April and 2.4% on a same-center basis relative to the second quarter of last year. The same-center procedural growth, a major factor in driving our improvement in profitability, has the potential to ultimately lead to margin enhancement, assuming we continue to have stability in our reimbursement rates.

Earnings and earnings per share also increased quarter over same quarter. Earnings per share was $0.11 per share in the second quarter of 2017, an increase from $0.08 from the second quarter of 2016. Sequentially, the quarter was also a significant improvement over the first quarter of this year, as our Adjusted EBITDA increased 29% as compared with the first quarter of 2017. We turned a net loss of $1.2 million in the first quarter of 2016 into a net profit of $5.3 million in the second quarter.

I believe the improvement in our results is reflective of our focus on internal operations. Until this morning's announcement of our acquisition of Diagnostic Imaging Associates of Delaware, which I will discuss shortly, we had not completed a material acquisition since our acquisition of Diagnostic Imaging Group on October 1, 2015. Instead, our focus has included integrating our New York operations, achieving cost savings, expanding centers to pursue what we perceive to be strong business opportunities and consummating health system joint ventures.

At the beginning of the second quarter, we commenced the operations of two Los Angeles joint ventures with Cedars-Sinai Medical System in Santa Monica and the San Fernando Valley. These joint ventures mark our continued interest and activity around the joint venture model, a business strategy we've employed on the East Coast for some time. In Maryland, where the majority of our joint ventures operate, some of our partnerships have been in place for over a decade. We are having further discussions with health systems on both coasts and hope to be in a position to announce new ventures in the coming quarters.

This methodical and steady focus on internal operations has also allowed us to de-lever our balance sheet materially in the last six quarters. We reduced our leverage from 5.25 times net debt to EBITDA at the end of 2016 to about 4.6 times at the end of the second quarter. During the second quarter, we reduced our debt by over $12 million and our objective is to reduce our leverage to under 4 times in the coming quarters. Our effectiveness in reducing leverage has resulted in a refinancing opportunity that we are pursuing, which Mark will discuss in more detail during his prepared remarks.

During the quarter we exited our Rhode Island cluster of centers. We originally purchased these five centers as part of a much larger transaction in 2011, which included the acquisition of a major competitor of ours in Maryland. We struggled to find ways to build or acquire the same scale in Rhode Island that we desire in all of our core markets, thus, we concluded that it would be more advantageous for us to sell the assets and redeploy the capital in Delaware where we have a major strategic focus.

As many of you have read in our earnings release this morning, we announced the acquisition of Diagnostic Imaging Associates of Delaware. DIA has been our largest outpatient imaging competitor in Delaware since we entered this market in 2008. The combination of our eight centers and their seven centers makes RadNet the major nonhospital-based outpatient imaging provider in that state. DIA, like our centers in Delaware, is a multimodality operator and performs about 85,000 imaging exams per year. It has a strong clinical reputation and I expect there will be opportunities for cost synergies and revenue enhancements as we begin the integration of the operations during this third quarter.

The scale of our Rhode Island facilities and the purchase of DIA underscore one of the core tenets of RadNet's strategy. Our strategy requires that we be the largest outpatient imaging player in all the markets in which we operate, and strive for enough regional scale to make us an indispensable part of the provider networks of the health plans and insurance companies whose patients we serve. This regional scale provides us with operational efficiencies and cost savings opportunities. Most importantly, the strategy provides us with a seat at the negotiating table with commercial payors, allowing us to establish and maintain fair pricing for the work we do, as we have already demonstrated in other markets.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Lastly, during the quarter we began operations of Breastlink New York in the Columbus Circle area of Manhattan. As many of you are aware, our Breastlink initiative, which up to now has been operational only in Southern California, is a comprehensive breast disease management offering. In addition to performing all facets of breast imaging—mammography, ultrasound, MRI, PET CT, and imagining-guided biopsies—Breastlink also incorporates breast surgery and medical ecology. We perform these services with an integrated and multidisciplinary approach for coordination of care. With the opening of our Breastlink New York practice, we have co-located with our Women's Imaging office, offering a renowned breast surgery practice.

As we move into the second half of the year, I expect our business will produce a significant amount of free cash flow. To date we have spent over $47 million of our 2017 roughly $60 million capital expenditures budget. This is typical as we frontload our construction and equipment replacement programs each year to meet our operating objectives by year-end. We completed the second quarter with a cash balance of over $12 million and I'm anticipating this cash balance to substantially increase by the end of the year. This expected significant cash balance at the end of the year will either be used to repay debt, consistent with our continuing de-leveraging strategy, or reinvest it in growth opportunities we may identify.

At this time, I would like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2017 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you, Howard. I'm now going to briefly review our second quarter 2017 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance. Lastly, I will reaffirm 2017 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. Common Shareholders is included in our earnings release.

With that said, I'd now like to review our second quarter 2017 results.

For the three-months ended June 30, 2017, RadNet reported revenue and Adjusted EBITDA of $230 million and $37 million respectively. Revenue increased $11.4 million, or 5.2%, over the prior year's same quarter and Adjusted EBITDA increased $1.9 million, or 5.5%, over the prior-year same quarter. For the second quarter of 2017, and adjusting for the sale of Rhode Island, as compared to the prior-year second quarter, MRI volume increased 4.3%, CT volume increased 5.9%, and PET CT volume increased 7.2%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography, and other exams increased 1.9% over the prior year's second quarter.

I now will discuss procedural volumes. Note that all procedural numbers I'm about to discuss and will discuss in the future will now include all of our joint ventures, whether consolidated or unconsolidated from an accounting perspective. Our JVs have become a material part of our business, and by including the procedural volumes, it provides a more accurate and complete picture of our operations. For this quarter, and going forward, I will restate the prior period procedural volumes in the same manner to make meaningful comparisons.

In the second quarter of 2017, we performed 1,790,619 total procedures. The procedures were consistent with our multimodality approach in the second quarter whereby 75.9% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2017 were as follows: 242,633 MRIs as compared with 232,600 MRIs in the second quarter of 2016; 179,687 CTs as compared with 169,664 CTs in the second quarter of 2016; 8,775 PET CTs as compared with 8,187 PET CTs in the second quarter of 2016; and 1,359,524 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and other exams as compared with 1,347,247 of all these exams in the second quarter of 2016.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

For the second quarter, RadNet reported net income of $5.3 million, an increase of $1.7 million over the second quarter of 2016. Per share diluted net income for the second quarter was $0.11 compared to per share diluted net income in the second quarter of 2016 of $0.08, based upon weighted average number of diluted shares outstanding of $47.2 million and $46.9 million, for these periods in 2017 and 2016 respectively.

Affecting net income in the second quarter of 2017 were certain non-cash expenses and nonrecurring items, including the following: $1 million of non-cash employee stock compensation expense resulting from divesting of certain options and restricted stock; $177,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $453,000 loss on the sale of certain capital equipment; $2.3 million gain on the sale of five imaging centers in Rhode Island and two oncology operations in California; $1.2 million of expenses of divested and closed operations in Rhode Island and California; $723,000 of legal expenses that are subject of a judgment for which we will receive reimbursement; and $822,000 of non-cash amortization of deferred financing costs and loan discounts on debt issuances.

Overall GAAP interest expense for the second quarter of 2016 was $10.3 million. This compares with GAAP interest expense in the second quarter of 2016 of $10.7 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $8 million as compared with $9.5 million in the second quarter of last year.

At June 30, 2017, after giving effect to bond and term loan discounts, we had $616.3 million of net debt, which is total debt less our cash balance. We were undrawn on our $117.5 million revolving line of credit and had a cash balance of $12.7 million. During the quarter, we repaid $7.7 million of notes and leases payable and term loan debt, and had cash capital expenditures net of asset dispositions of $12.3 million. Since December 13, 2016, accounts receivable increased approximately $5.9 million and our net Day Sales Outstanding, or DSOs, were at 61.44 days, an increase of approximately 0.2 days since year-end 2016.

At this time, I'd like to reaffirm our 2017 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year-end 2016 results. For total net revenue, our guidance levels remain at $895 million to $925 million. For Adjusted EBITDA, our guidance levels remain at $135 million to $145 million. For capital expenditures, our guidance levels remain at $55 million to $60 million. For cash interest expense, our guidance levels remain at $35 million to $40 million. For free cash flow generation, which we define as Adjusted EBITDA less total capital expenditures and cash paid for interest, our guidance levels remain at $40 million to $50 million.

We are on track to meet our guidance ranges for the year. All ranges remain unchanged from what we announced earlier in the year, and as Dr. Berger mentioned earlier, for the remaining six months, our capital expenditures will be less than one-third of what we already spent in the first half of the year and we should produce the vast majority of our free cash flow during the second half of this year. We expect to accumulate significantly more cash on our balance sheet between now and year-end.

I'll now take a few minutes to give you an update on 2018 reimbursements and discuss what we know with regards to 2018 anticipated Medicare rates. With respect to 2018 Medicare reimbursements, we received a matrix for proposed rates by CPT code, which is typical as part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2017 rates. We volume-weighted our analysis using expected 2018 procedural volumes. Our initial analysis shows that Medicare rates for 2018 are essentially neutral relative to 2017 rates. We expect an impact of less than $1 million to us in aggregate revenue. We are obviously pleased with this as this is only the third year since the advent of the Deficit Reduction Act in 2017 where CMS is proposing to leave rates essentially unchanged.

Our industry has been significantly impacted by rate cuts and we've consistently had to improve our business and, in some cases, dramatically, just to stay in place. We hope that CMS recognizes that the problem in imaging is not pricing but are the abuses like overutilization and self referral settings. Of course, the proposed rates for the physician fee schedule are subject to comment from lobbying and industry groups, and there is no assurance that the final rule to be released in November 2017 timeframe will reflect the same proposed rates.

Whether or not the final rule in November timeframe is consistent with the proposed rates, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payors.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Lastly, we will continue to acquire strategic targets at three to four times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies from our existing operations.

I'll now discuss our refinancing transaction. As many of you have seen this morning in our earnings press release, we have launched a refinancing transaction. Our intention is to amend our amended and restated first lien credit guarantee agreement dated July 1, 2016 and to raise $170 million of incremental first lien term debt under the first lien agreement. The proceeds of the offering will be to repay in its entirety the $168 million of principal amount that we have outstanding under our second lien credit and guaranteed agreement which is dated March 25, 2014. If successful, after the transaction, we expect to continue to have available to us $170.5 million of revolving credit facility, which at this time, is undrawn as of June 30. In addition, RadNet would have approximately $637 million par value of term loans outstanding under our first lien term agreement.

As Dr. Berger stated earlier, we have successfully deleveraged the Company from approximately 5.25 times net debt to EBITDA as of the end of 2015 to approximately 4.6 times currently. We are striving to continue to deleverage both through the repayment of debt and through our growth of the business. This focus on reducing our leverage has positioned us to pursue this intended transaction. The result, if we are successful, will be that we will have simplified our capital structure, addressed the maturity of our second lien term loan, which is now due in 2021, and created additional flexibility to grow our business and reduce our interest expense. If successful, we expect to consummate the transaction towards the end of August.

I'd like now to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard G. Berger, M.D.:

Thank you, Mark. For the remainder of the year, we will work to expand virtually every aspect of our business across our five core markets. Our initiatives include driving same-center performance, expanding existing joint ventures, and creating new joint ventures, building Breastlink New York, pursuing capitation opportunities in California and establishing capitation on the East Coast, and expanding our eRAD and Information Technology platforms.

The key to our current and future success is and will continue to be using our scale intelligently and effectively. Our size allows us to leverage core competencies and management skills to operate efficiently while affording us a voice in establishing long-term fair and stable reimbursement rates with commercial payors. Our size allows us to be a supportable platform for growth and also attracts unique business opportunities; capitation is one of them. The size, infrastructure, knowledge, and breadth of services necessary to successfully manage risk-based contracts separate RadNet from most of the rest of the imaging industry. Scale attracts operating and financial partners like large health systems who seek joint venture opportunities to participate in the continuing migration of imaging services from hospitals to freestanding centers. Scale brings insular business opportunities, such as our Breastlink breast disease management offering and IT opportunities, which we pursue through eRAD.

As we have demonstrated, we need to get out or get big to be relevant in our core markets. I believe we have the platform and the Team to continue to grow RadNet into a valuable and indispensable part of the healthcare delivery system.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one to ask a question.

Our first question will come from Brian Tanquilut with Jefferies.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Jason Plagman:

Hey, guys. This is Jason Plagman on for Brian. Nice quarter. I just wondered if you could give some color on your outlook for capitated revenue. I know it declined a little bit sequentially, but how we should expect that to trend in the second half.

Mark D. Stolper:

Sure. Yes. I mean, we've had tremendous growth in capitation over the last few years, as you've seen, and the big year was in 2015 with sort of the advent of the Affordable Care Act. We saw a tremendous growth within even existing contracts in terms of enrollment. As you're aware, Jason, our cap checks each month is based upon enrollment. In other words, we're not billing and collecting for each procedure, we get a check from the various medical (phon) groups with whom we contract that is based on number of enrollees. We have not added any new contracts this year in terms of that type of growth, so our capitation really this year versus last year is fairly flat. It may go up or down slightly in any given month or any given quarter just by number of enrollees who enter these health plans, or leave these health plans, or who choose our contracted medical groups as their primary care providers, or who leave those primary care provider groups.

So, it's been fairly constant, but if you look at the trend over the last three years, we've had significant growth in capitation. We are in discussions with several new groups here in California, as well as talking to some of the existing groups who have positive lies in geographies that we're currently not capitated with, so I do expect continued growth there in California. As Dr. Berger mentioned in his remarks, we do have some fairly significant opportunities on the East Coast that we've been working on now for some time, and we're hoping that we'll be in a position to talk a little bit more about that as the year progresses because that would be a major step for our Company to bring capitation outside of California to other core markets where we operate.

Jason Plagman:

Great. That was helpful. Then on the debt refinancing, any initial thoughts on where the interest rate may come in on that? Do you expect it to be similar to your current first lien or it'll (phon) be a tack-on?

Mark D. Stolper:

Sure. Sure. Obviously, there's not a whole lot I can say at this point because we're just launching the deal right now, but I can talk to you about our intentions and our expectations. Our intention and expectation is that the blended cost of our debt capital, what you now compare our current first and second lien rate and the interest expense that falls out of those rates, to what would be now the new pricing under a unit tranche deal or a first lien only deal, we're anticipating that there would be an interest savings to the Company that would be material to us, and we're also seeking a structure that incentivizes the Company to reduce its leverage in the future so that we're seeking a structure that would have step-downs in our leverage so that as we continue to deleverage the balance sheet, the cost of our debt would be reduced, and what it would also do, it would prevent us from having to go out and do another refinancing in a year or two when we anticipate having lower leverage and may anticipate a ratings upgrade from the agencies, meaning Moody's and S&P, that would allow us to achieve a lower cost of capital.

We're looking to achieve a structure today that would not only build in some interest savings for us today, but it would also allow us to have step-downs in the future.

Jason Plagman:

Great. That makes sense. Last one for me, on the M&A environment, are you seeing many tuck-in opportunities in your existing markets? Secondly, any thoughts on potentially expanding into additional adjacent states or entirely new states?

Dr. Howard G. Berger, M.D.:

Yes. We're seeing interest in current markets from smaller operators. It's something that we get inquiries often from. As I've mentioned before on prior closed calls, we don't go looking for acquisitions by and large; we want inbound interest from motivated sellers. I think that will continue to be part of our strategy in our core markets. As far as getting outside of those core markets, unless there was an extremely unusual opportunity for the Company, at this point in time, we think it's best to deploy our capital in the existing markets that we're in rather than enter a new market.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Jason Plagman:

Thanks. Appreciate the questions.

Dr. Howard G. Berger, M.D.:

Yes. Thank you, Jason.

Operator:

All right. Next we will hear from Mitra Ramgopal with Sidoti & Company.

Mitra Ramgopal:

Yes. Hi. Good morning. Just following up a little on the acquisition front. Regarding the DIA transaction, I know it's relatively small, but guidance remained unchanged. Does the guidance already still with some acquisition activity?

Mark D. Stolper:

No. Our guidance, when we set it at the beginning of the year, assumes—unless there's an acquisition that's already been announced, it assumes no acquisitions.

Mitra Ramgopal:

Okay. Again, but DIA, that's—you're looking for more of the contribution for 2018 in terms of guidance being unchanged for this year?

Mark D. Stolper:

Yes.

Mitra Ramgopal:

Okay. Dr. Berger, as it relates it's expanding the network, how do you view pursuing JVs versus acquisitions; any preference?

Dr. Howard G. Berger, M.D.:

Well, I would say that the pursuit of joint ventures is probably a greater priority for the Company at this point in time. I should say that pursuing joint ventures is not mutually exclusive also with doing acquisitions because all of our joint venture partners are interested in continuing to grow the relationships, but the joint ventures that we've already announced and those that we're continuing to pursue, have a lot of additional benefit long-term for the Company in terms of stability and relevance in the marketplace as, I think, alternative reimbursement models evolve. So, we have found that all of our joint ventures ultimately, we believe, will enhance the Company's overall performance, either by growth inside those joint ventures or enhancing our opportunity for reimbursement or new reimbursement models that will only come to us, I believe, as a result of having partners that have even a bigger seat at the table or a voice with the payors. I think at the present time, our primary focus is on doing more joint ventures with large health systems.

Mitra Ramgopal:

Okay. Thanks. On the same-store number, clearly you saw nice improvement, especially in CT and PET CT. I was wondering if anything in particular is driving. Also, the strong improvements you saw on the operating margin, anything that might have been different that led to that.

Dr. Howard G. Berger, M.D.:

Well, in regards particularly to PET CT, we have become the largest source of clinical trials in the country for two new agents used who are looking at prostate cancer and Alzheimer's disease. This has been a major growth opportunity for the Company, uniquely because of our large network of over 40 PET CT systems, which makes us by far the largest provider of those services, as well as the clinical skills that we have in managing these clinical trials. I'm pleased to say that both clinical trials are producing very favorable and important results, and expect that in both of these cases, the methods will be adopted and reimbursed on a more routine basis in the very near future.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

As far CT is concerned, some of our CT growth is both the combination of upgrading some of our systems to better technology, as well as, I think, some renewed value that people see in CT scanning since it's a little less expensive than MRI scanning and has more in the way of opportunities for preventative screenings, such as CT of the lung, which has now been approved by CMS and which is beginning to generate more activity and interest in our core markets.

Mitra Ramgopal:

Thanks. On the operating margin, I guess, that's a function of some deleverage you're getting off of top line and the mix?

Dr. Howard G. Berger, M.D.:

Yes. Mitra, I think as we've continued to hone our skills internally on a number of different levels, whether it be IT implementation, better negotiating with our vendors for supplies, and our latest focus of turning attention to reimbursement operations to enhance our collection rates, all of these are working nicely with the Company now. That's been our primary focus here over the last couple of years.

Mitra Ramgopal:

Okay. Thanks again for taking the questions.

Dr. Howard G. Berger, M.D.:

Yes. Thank you.

Mark D. Stolper:

Thanks, Mitra.

Operator:

Once again, that is star, one if you would like to ask a question. Again, star, one. We'll pause for just a moment.

We'll take a follow-up question from Brian Tanquilut with Jefferies.

Jason Plagman:

Hey, guys, just one follow-up. The Breastlink rollout in New York, just wondering how that's been received so far relative to when you rolled that out in California, just any initial reception and thoughts on how that's been going would be helpful.

Dr. Howard G. Berger, M.D.:

Well, it's a little bit early. We only launched that at the beginning of the second quarter, so we're barely 90 days into that process. It has been a primary objective of ours just to integrate these surgical practices, again, to our facilities. The early results is very enthusiastic on the part of the patients who very much appreciate coming to our Columbus Circle centers in Manhattan, and are able and more efficiently to get all of their consultation as well as imaging done in a very expeditious manner. So, we're still doing some build-out and expansion of our facilities, and I think it'll probably be the first quarter of next year until we're fully settled in and have the ability to go out and more widely market the multidisciplinary approach. But, if we use, as a gauge of this, the enthusiasm of our patients and, most importantly, our surgical physicians that we've brought into the practice, so far I think it's a resounding success.

Jason Plagman:

Thanks, guys.

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RadNet, Inc. - Second Quarter 2017 Financial Results Conference Call, August 8, 2017

Operator:

We'll hear from Dan Mena with Prudential.

Daniel D'Elena:

Hey, guys. Thanks for taking my question. First here, the four times leverage target that you referenced, is that a gross or net level?

Mark D. Stolper:

It's a net debt level. Currently our covenants in our credit agreement allows us to net cash against debt, so we look at it as on a net debt basis because we could always take that cash balance at any time and prepay the first lien at this point without any prepayment penalty.

Daniel D'Elena:

All right. Great. Thank you. Then last one for me, working capital looked like in was a bit of a use in the quarter and for the first half. I was hoping you could talk a little bit about what's driving that and then maybe how we should think about working capital for the back half of '17. Thanks.

Mark D. Stolper:

Sure. Sure. There tends to be a drain in the first two quarters of working capital, and it generally relates to our revenue cycle throughout the year, particularly now as more and more patients have migrated to these higher deductible health plans that there's a delay in cash that we see, mostly in the first quarter but it bleeds into the second quarter, and we often see that that turns around here in Quarters 3 and 4, which tend to be much stronger cash collection quarters. So that's typical of the seasonality now that's been growing every year as more and more patients are going to these higher deductible plans.

Going forward, I do expect to see working capital be a use of cash, but a small use of cash as we continue to grow the business. As you grow a business, generally AR and working capital grows along with it, and that's not been de-similar to our business as we've grown so great over the number of years. But, if we stopped growing and just kept a constant business, we'd expect working capital to be neutral.

Operator:

Okay. Hearing no response, as a reminder, that is star, one to ask a question.

No further callers in queue at this time.

Dr. Howard G. Berger, M.D.:

All right. Again, I'd like to take this opportunity to thank all of our Shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all Stakeholders.

Thank you for your time today and I look forward to our next call.

Operator:

Thank you. That does conclude today's call. We do thank you all for your participation. You may now disconnect.

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